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                                                                    EXHIBIT 99.3

                           SECOND AMENDED AND RESTATED
                             SECURED PROMISSORY NOTE


                                                        Los Angeles, California
$4,764,498.99                                           as of April 1, 1996


         This Second Amended and Restated Secured Promissory Note amends and restates in its entirety that certain Amended and Restated Promissory Note Secured by Mortgages in the principal amount of $3,000,000.00, dated as of August 28, 1991, which amended and restated that certain Promissory Note Secured by Mortgages in the principal amount of $3,000,000.00, dated as of January 1, 1991, both as made by Angeles Partners XIV, a California limited partnership, to Angeles Mortgage Investment Trust, a California business trust, as follows:

         FOR VALUE RECEIVED, the undersigned, Angeles Partners XIV, a California limited partnership ("Borrower"), promises to pay to the order of Angeles Mortgage Investment Trust, a California business trust, or its assigns (the "Holder"), the principal sum of Four Million Seven Hundred Sixty-Four Thousand, Four Hundred Ninety-Eight Dollars and Ninety-Nine cents ($4,764,498.99), with interest on the unpaid balance thereof at the rate of 12.5% per annum, compounded monthly, commencing on the date hereof and continuing thereafter until paid in full.

         Borrower shall pay all principal and accrued unpaid interest on the earlier of:

                  1. March 1, 2003;

                  2. default by Borrower under the terms of the promissory note and/or mortgage (or any related agreement) (collectively the "Hancock Loan Documents") entered into between John Hancock Mutual Life Insurance Company and Borrower and/or Amalgamated Trust and Savings Bank a/k/a Amalgamated Bank of Chicago as Trustee under Trust Agreement dated July 1, 1978 and known as Trust Number 3600 (the "Trust"), which mortgage constitutes a lien on the real property owned by the Trust and located at 2805 Glen Flora Avenue, Waukegan, Illinois (the "Real Property") to secure the loan ("Hancock Loan") evidenced by the Hancock Loan Documents;

                  3. sale of the Real Property;

                  4. refinance or payment in full of the Hancock Loan;

                  5. sale or refinance of Borrower's interest (beneficial or otherwise) in the Trust;

                  6. any breach by Borrower of any covenant contained in that certain Master Agreement or the Collateral Assignment of Beneficial Interest in Land Trust and Security Agreement entered into simultaneously herewith between Borrower and Holder; and


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                  7. any covenant, representation or warranty of Borrower
         contained in said Master Agreement is determined by Holder to be false.

         Borrower agrees that, so long as any sums are outstanding hereunder, Borrower's payment of any revenues generated by the Real Property to any limited or general partner in Borrower (other than asset management fees with regard to the Real Property paid to Borrower's general partner or its affiliates in an amount no greater than $37,500.00 per year), or to Angeles Acceptance Pool, L.P., or any affiliate of Borrower, or any affiliate of Borrower's general partner, or any affiliate of Insignia Financial Group, Inc. shall constitute a default hereunder and shall cause all sums outstanding hereunder to become immediately due and payable without notice or demand.

         Should any sum due hereon not be paid when due, said past due sums shall thereafter bear interest at the highest non-usurious rate permitted by law, or, if none is applicable, 18% per annum (the "Default Rate"). Borrower acknowledges and agrees that the loan evidenced by this Note was made by Holder and used by Borrower solely for Borrower's business purposes.

         All agreements between Borrower and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of payment of extension, loan, or commitment fees, of advancement of proceeds, acceleration of maturity of the unpaid principal balance hereof or otherwise, shall the amount paid or agreed to be paid to the holder for the use, forbearance or detention of the principal amount hereof exceed the maximum legal rate permissible under any law which a court of competent jurisdiction may deem applicable hereto. If, from any circumstance whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the maximum legal rate of interest prescribed by law which a court of competent jurisdiction may deem applicable hereto or thereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such maximum rate, and if from any circumstance the holder shall ever receive as interest an amount which would exceed said maximum legal rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest; to the extent that such excessive amount exceeds the unpaid principal balance hereon, Holder shall refund it to Borrower. In determining whether excessive interest would be charged hereon, to the extent permitted by applicable law all sums paid or agreed to be paid to the holder for the use, forbearance, or detention of the indebtedness evidenced hereby outstanding from time to time shall be pro rated, amortized, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of the unpaid principal sum so that the actual rate of interest on account of such indebtedness in uniform throughout the term hereof. This provision shall control every other provision of all agreements between Borrower and Holder.

        This Note may be prepaid, either in full or part, without penalty.

        The acceptance by Holder of any payment hereunder which is less than payment in full of any amount due and payable by the time of such payment shall not constitute a waiver of the right to exercise any option, right, or remedy at that time or at any subsequent time, nor shall it nullify



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any prior exercise of any such option, right, or remedy without the express written consent of the holder.

        All payments on this Note shall be applied first to the payment of accrued but unpaid interest, and the remainder thereof shall be applied to the reduction of the principal balance of this Note.

        Borrower hereby waives diligence and the right to plead any statute of limitations, presentment, grace, protest and demand, and also notice of protest, demand, dishonor and non-payment of this Note, and any and all moratorium, appraisement, exemption and homestead rights now provided or which may hereafter be provided by any federal or state statute including, but not limited to, exemptions provided by or allowed under the Bankruptcy Code, both as to itself personally and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof. Time is of the essence of each and every provision herein.

        All amounts payable hereunder are payable in immediately available U.S. funds, without setoff or deduction. Any payment received by Holder after 12:00 noon, Pacific Standard Time (or Pacific Daylight Time, when appropriate) should be considered for all purposes (including the calculation of interest and late charges) as having been made on the next following day which is not a Saturday, Sunday, or legal holiday ("business day"); if the date for any payment hereunder falls on a day which is not a business day, then, for all purposes of this Note, the same shall be deemed to have fallen on the next following business day, and such extension of time shall in such case be included in the computation of interest.

        Borrower agrees to pay to Holder all costs and attorneys' fees incurred by Holder in enforcing its rights and remedies hereunder or under any agreement executed in connection herewith.

        Payments on this Note, as well as any notices to Holder, are to be mailed or delivered to Holder whose address for this purpose is 340 N. Westlake Boulevard, Suite 230, Westlake Village, California 91362, or to such other place as Holder may from time to time direct by written notice to Borrower.

        This Note shall be construed according to the laws of the State of California. Borrower hereby submits to personal jurisdiction in said State for the enforcement of its obligations hereunder and waives any and all personal rights under the law of any other jurisdiction to object to such personal jurisdiction within said State of California. Notwithstanding the foregoing, the security interest granted by Borrower to Holder secure this Note may be foreclosed or otherwise enforced in accordance with the laws of the State of Illinois.

        This Note may not be changed orally but only by an agreement in writing signed by the party against whom such change is sought to be enforced.



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        This Note is secured by all of Borrower's interest (beneficial or otherwise) in the Trust and is delivered pursuant to the Master Agreement entered into between Borrower and Holder simultaneously herewith.

        If any provision hereof is declared to be invalid or unenforceable, it is the intention of Borrower and Holder that the remainder of this document, or, if applicable, the remainder of the invalid or unenforceable clause, sentence, or paragraph, shall be valid and enforced to the fullest extent permitted.

        Notwithstanding any other provision herein except as hereinafter provided, no partner in the Borrower shall have any personal liability hereon, and, in the event of default, Holder's recourse shall be limited to the collateral pledged by Borrower to Holder as well as any other assets of Borrower (and no deficiency judgment shall be sought or obtained against any partner in the undersigned).

                                     ANGELES PARTNERS XIV,
                                     a California limited partnership

                                     By: Angeles Realty Corporation II,
                                         A California corporation,
                                         Its General Partner



                                         By:  /s/ Robert D. Long, Jr.
                                              ----------------------------------
                                         Its: Vice President/CAO
                                              ----------------------------------



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